FOURTH QUARTER 2022 FINANCIAL RESULTS

MANAGEMENT COMMENTARY:

During the fourth quarter, the Company saw seasonally strong principal repayments, reflecting our borrowers' success selling their projects in a slow real estate market. Demand for new loans was softer than the seasonal norm, reflecting our borrower's reluctance to start new projects in a slow real estate market. The net effect was a decline in the total loan portfolio size quarter-over-quarter, and a corresponding reduction in our line of credit utilization rate. However, with mortgage interest rates peaking during October and November 2022 and subsequently falling during December 2022 and January 2023, we saw an increase in loan demand exiting 2022 and starting 2023. The Company had only one delinquent loan during the quarter that was cured by selling the property at a loss, charging off a portion of the balance owed against the allowance for loan losses, and the borrower entering a forbearance agreement to pay the balance during 2023. Those borrowers who are not burdened by excess inventory held-for-sale, are using the market softness to buy new projects at sufficiently lower prices to create larger profit margins. While we continue to see our borrowers successfully cycle through their existing held-for-sale inventory of projects, the Company has significant experience managing delinquent loans and is fully prepared to resolve any delinquent loans that may arise in the months ahead. The Company continued its risk mitigation strategy initiated during 2020: (1) most new loans required borrowers to pre-pay interest; (2) we continued lending to only the highest quality borrowers; (3) we continued lending primarily in non-judicial states, which we believe to be less risky than judicial states; and (4) we continued lending on lower risk projects (less complex scope of work, existing occupancy permits, resale prices in the liquid segments of each real estate sub-market). Measures of investment security (portfolio loan-to-value, asset coverage ratios and interest coverage ratios) all remained healthy, with no material change.

LOAN-TO-VALUE, ASSET COVERAGE & INTEREST COVERAGE

- **Portfolio "After Repair" LTV:** Active loans 63%, paid off loans (actual) 68% vs paid off loans (estimate) 66%.
- **Cumulative "As-Is" LTV:** Bank Borrowings 15%, Senior Notes 29%, Class C Equity 50%, Class B Equity 64%, Class A Equity 68%.
- **Cumulative "As-Is" Asset Coverage:** Bank Borrowings 6.85x, Senior Notes 3.48x, Class C Equity 2.02x, Class B Equity 1.57x, Class A Equity 1.48x.
- **Cumulative Interest and Preferred Return Coverage:** Bank Borrowings 6.7x, Senior Notes 3.9x, Class C Equity 2.6x, Class B Equity 2.0x.

INCOME STATEMENT HIGHLIGHTS

- **Net Income:** $1,529,875, down 7.9% quarter/quarter, down 11.7% year/year.
- **Net Interest Margin:** 8.757%, up 20 basis points quarter/quarter, down 48 basis points year/year.
- **Net Interest Rate Spread:** 5.921%, down 50 basis points quarter/quarter, down 153 basis points year/year.
- **Interest Income:** $3,673,480, down 7.0% quarter/quarter, down 1.6% year/year.
- **Interest Expense:** $920,563, down 7.4% quarter/quarter, up 10.5% year/year.
- **Net Interest Income:** $2,752,917, down 6.8% quarter/quarter, down 5.1% year/year.

BALANCE SHEET HIGHLIGHTS

- **Total Assets:** $106.3 million, down 22.1% quarter/quarter, down 9.7% year/year.
- **Loans Receivable, Net:** $103.2 million, down 22.5% quarter/quarter, down 8.9% year/year.
- **Total Equity:** $61.5 million (57.9% of total assets), up 4.6% quarter/quarter, up 24.2% year/year; **Class A Equity:** $6.2million (5.8% of total assets); **Class B Equity:** $21.2 million (19.9% of total assets); **Class C Equity:** $31.4 million (29.6% of total assets); **Class D Equity:** $2.7 million (2.5% of total assets).
- **Senior Notes:** $21.3 million (20.0% of total assets), down 31.5% quarter/quarter, down 27.7% year/year.
- **Bank Borrowings:** $21.9 million (20.7% of total assets), down 50.7% quarter/quarter, down 39.6% year/year.

LOANS & ASSET QUALITY

- **Allowance for Loan Losses:** $1,910,685 (1.8% of UPB). $74,740 in provisions added and $186,342 in charge offs.
- **Delinquent Loans:** No new loans became delinquent. One delinquent loan was cured. No Delinquent Loans at quarter end.
- **REO Assets:** No new REO asset acquired. No REO assets sold. No REO assets converted to Rental Properties. Total REO assets $2.1 million (1 property).

Portfolio Loan-to-Value and Interest Coverage

Portfolio Loan-to-Value based on "After-Repair" Value. The Company is an asset-based lender and its underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. In determining real estate collateral value, the Company inspects the properties and evaluates comparable property values in the area using Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the "after-repair" value for each property. The Company's "after-repair" value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan funds and represents the Company's estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. However, appraisals are recognized in the mortgage banking industry to represent estimates of value but should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company can continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing borrowers with a higher quality of service. The Company reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that paid off during a given quarter against the Company's estimated valuation for those same properties at the time the loans were made. This monthly analysis helps the Company to analyze and improve its in-house valuation methodology on an ongoing basis.

The following table sets forth the average loan-to-value for Portfolio Loans at the dates indicated, based on "after-repair" value:

Loan-to-Value Based on "After-Repair" Value	As of or for the Three Months Ended December 31,		As of or for the Year Ended December 31,	
	2022	2021	2022	2021
Loan to value - active loans, end of period				
Unpaid principal balance	$ 105,524,277	$ 115,701,463	$ 105,524,277	$ 115,701,463
Undisbursed construction loan balance (1)	9,993,774	14,237,524	9,993,774	14,237,524
Estimated "after-repair" value (2)	184,593,000	204,791,000	184,593,000	204,791,000
Estimated "after-repair" loan-to-value (3)	63%	63%	63%	63%
Loan to value - properties sold retail, during period				
Principal balance	$ 36,359,387	$ 39,354,446	$ 150,527,393	$ 133,811,153
Actual sale price	53,799,949	67,413,180	250,806,831	230,920,485
Actual loan-to-sale price (4)	68%	58%	60%	58%
Original "after-repair" loan-to-value estimate	66%	64%	65%	65%
Number of loans	85	114	341	407
Loans refinanced or properties sold wholesale, during period				
Unpaid principal balance	$ 17,559,271	$ 12,510,440	$ 54,462,117	$ 47,567,711
Number of loans	73	37	207	157

(1) Undisbursed construction loan balance is comprised of construction funds that have been approved but not yet disbursed. Once disbursed, the construction funds are added to the unpaid principal balance.

(2) Estimated "after repair" value assumes all undisbursed construction loan balances are fully disbursed and corresponding capital improvements to real estate have been completed. Real estate values are based on the Company's "after-repair" value estimates.

(3) Estimated "after-repair" loan-to-value is calculated by dividing the sum of the unpaid principal balance and the undisbursed construction loan balance by the estimated "after-repair" value. The principal balance of each loan was used to calculate the weighted average.

(4) Actual loan-to-sale price is calculated by dividing the fully funded loan amount by the actual sale price of the real estate collateral. The principal balance of each loan was used to calculate the weighted average. Loans that were refinanced or secured by real estate collateral that was sold wholesale (prior to planned improvements being completed) were excluded from the calculation.

The Company does not charge interest to borrowers on loan proceeds held back for construction until those proceeds are disbursed. Upon disbursement, the incremental loan proceeds are added to the existing unpaid principal balance of the loan. This practice requires the Company to categorize these funds as an undisbursed construction loan balance. The Company's undisbursed construction loan balance as of December 31, 2022 was $10.0 million, compared to $14.2 million as of December 31, 2021. For purposes of calculating the estimated "after-repair" loan-to-value on the active Portfolio Loans, the Company assumes loan commitments are fully disbursed and associated improvements to the real estate collateral have been completed.

As of the quarter ended December 31, 2022, the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 63%. By comparison, the weighted average loan-to-sales price of paid off Portfolio Loans during the quarter ended December 31, 2022 was 68%, compared to our estimated weighted average "after-repair" loan-to-value of 66% for those same properties that sold during the quarter. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the quarter was 2 percentage points less conservative than the actual sale prices, on average, which reflects the softening in the real estate market between the time the loans were made and the time the projects were completed and sold.

This compares to the year ended December 31, 2022, when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 63%. By comparison, during the year ended December 31, 2022 the weighted average loan-to-sales price of paid off Portfolio Loans was 60%, compared to our estimated weighted average "after-repair" loan-to-value of 65% for those same properties that sold during the year. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the year was 5 percentage points more conservative than the actual sale prices, on average.

This compares to the year ended December 31, 2021, when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 63%. By comparison, during the year ended December 31, 2021 the weighted average loan-to-sales price of paid off Portfolio Loans was 58%, compared to our estimated weighted average "after-repair" loan-to-value of 65% for those same properties that sold during the year. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the year was 7 percentage points more conservative than the actual sale prices, on average.

It is important to point out that our "after-repair" loan to value estimates are calculated at the time the loans are made and are based on comparable sold properties available at that time and assume no future price appreciation. If the real estate market appreciates during the life of the loan, our borrowers may sell their properties at higher prices than originally estimated, resulting in a lower loan-to-sales price percentage. Similarly, if real estate prices depreciate during the life of the loan, our borrowers may sell their properties at lower prices than originally estimated, resulting in a higher loan-to sale price percentage. The Company monitors these trends and adjusts its valuation methodology accordingly.

"As-Is" Loan-to-Value and Asset Coverage Based on Percentage Completion. In order to provide an estimate of the "as-is" real estate collateral value at end of period, and to account for projects that are in process of construction or redevelopment, the Company uses a straight-line percentage completion method to estimate the "as-is" real estate value. Specifically, the Company estimates the percentage completion of all real estate projects based on the percentage of construction funds disbursed at period end and then multiplies this percentage completion by the total estimated value add (estimated "after-repair" value of real estate minus purchase price) to determine the current value added through capital improvements. The current value added through capital improvements is then added to the original purchase price to calculate the "as-is" value of the real estate collateral at period end. This estimated "as-is" value is then used to analyze the cumulative loan-to-value and real estate asset coverage of each investment program. It is important to note that the "as-is" loan-to-value and asset coverage ratios improve as the percentage completion increases. As a result, the following "as-is" loan-to-value and asset coverage analysis (based on percentage completion) is more conservative than the "after-repair" values and "after-repair" loan-to-values provided above, which assume 100% project completion and associated value added.

The following table provides the cumulative "as-is" loan-to-value and cumulative "as-is" asset coverage ratios for all five tiers of the Company's capital structure at the dates indicated, based on the estimated "as-is" valuation of real estate collateral.

Loan-to-Value and Asset Coverage based on "As-Is" Value

	As of or for the Year Ended December 31, 2022	2021
Estimated value added through construction improvements		
Estimated "after-repair" value	$ 184,593,000	$ 204,791,000
Real estate purchase price	115,361,969	126,016,467
Total estimated value add	$ 69,231,031	$ 78,774,533
Estimated percentage completion of capital improvements		
Construction loan commitments	$ 19,308,362	$ 25,327,230
Undisbursed construction loan balance	9,993,774	14,237,524
Disbursed construction loan funds	9,314,588	11,089,706
Percentage completion	48%	44%
Real estate value added based on percentage completion	33,397,889	34,491,984
Real estate purchase price	115,361,969	126,016,467
Estimated "as-is" real estate value securing loan portfolio	148,759,858	160,508,452
Book value of rental property	-	-
Book value of real estate owned (REO), held for sale	2,132,379	2,889,930
Estimated "as-is" real estate collateral value securing investment programs	**$150,892,237**	**$163,398,382**
Capital structure and investment programs		
Bank Borrowings	$ 22,034,109	$ 36,472,360
Class D Equity (previously Senior Notes) (1)	21,302,756	29,467,505
Class D Equity, cumulative	43,336,865	65,939,865
Class C Equity (2)	31,436,268	24,324,226
Class C Equity, cumulative	$ 74,773,133	$ 90,264,091
Class B Equity (3)	21,202,116	20,329,004
Class B Equity, cumulative	$ 95,975,248	$ 110,593,095
Class A Equity (4)	6,187,676	4,865,227
Class A Equity, cumulative	$ 102,162,925	$ 115,458,323
Capital structure loan-to-value based on "as-is" valuation of real estate collateral		
Bank Borrowings	15%	22%
Class D Equity (previously Senior Notes), cumulative (1)	29%	40%
Class C Equity, cumulative (2)	50%	55%
Class B Equity, cumulative (3)	64%	68%
Class A Equity, cumulative (4)	68%	71%
Capital structure asset coverage based on "as-is" valuation of real estate collateral		
Bank Borrowings	6.85 x	4.48 x
Class D Equity (previously Senior Notes), cumulative (1)	3.48 x	2.48 x
Class C Equity, cumulative (2)	2.02 x	1.81 x
Class B Equity, cumulative (3)	1.57 x	1.48 x
Class A Equity, cumulative (4)	1.48 x	1.42 x

(1) Effective December 31, 2022, the Company's 5% Senior Notes were prepaid, and holders of the Senior Notes reinvested the outstanding principal amount into 5% preferred return, participating, Class D Units of equity on January 1, 2023.
(2) Effective February 1, 2021, the Company's subordinate secured, 6% interest rate, six-month maturity, promissory notes (the "Junior Notes") were prepaid, and holders of the Junior Notes reinvested the outstanding principal amount into 6% preferred return, participating, Class C Units of equity.
(3) Effective February 1, 2021, the Company's 10% preferred return, participating, equity offering (the "Equity") was exchanged for 9% percent preferred, participating, Class B Units of equity.
(4) Effective February 1, 2021, the Company issued to employees of the Company's Manager, Iron Bridge Management Group, LLC (the "Manager") Class A Units of equity.

As of December 31, 2022, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $184.6 million, and the real estate purchase price was $115.4 million, resulting in an estimated $69.2 million in total value add to the real estate projects. Total construction loan commitments were $19.3 million and construction funds disbursed were $9.3 million, resulting in an estimated percentage completion of 48%. Multiplying the estimated total value add of $69.2 million by the estimated project completion of 48% equaled an estimated $33.4 million of incremental real estate value added based on percentage completion. Adding $33.4 million of incremental real estate value added to the real estate purchase price of $115.4 million provided an estimated "as-is" loan portfolio real estate collateral value of $148.8 million. When combined with an estimated $2.1 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $150.9 million as of December 31, 2022.

Cumulative loan-to-value is the value of the equity investment plus any senior debt or equity divided by the estimated "as-is" real estate collateral value ($150.9 million as of December 31, 2022). As of December 31, 2022, the loan-to-value of Bank Borrowings equaled 15% or $22.0 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $150.9 million; Cumulative loan-to-value of Class D Equity (previously Senior Notes) equaled 29% or $43.3 million (the sum of $21.3 million in Class D Equity, plus $22.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $150.9 million, and; Cumulative loan-to-value of Class C Equity equaled 50% or $74.7 million (the sum of $31.4 million in Class C Equity, plus $21.3 million in Class D Equity (previously Senior Notes), plus $22.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $150.9 million; Cumulative loan-to-value of Class B Equity equaled 64% or $95.9 million (the sum of $21.2 million in Class B Equity, plus $31.4 million in Class C Equity, plus $21.3 million in Class D Equity (previously Senior Notes), plus $22.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $150.9 million, and; Cumulative loan-to-value of Class A Equity equaled 68% or $102.1 million (the sum of $6.2 million in Class A Equity, plus $21.2 million in Class B Equity, plus $31.4 million in Class C Equity, plus $21.3 million in Class D Equity (previously Senior Notes), plus $22.0 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $150.9 million.

Loan-to-value for Bank Borrowings declined significantly year-over-year, reflecting Bank Borrowings decreasing to 20.7% from 30.9% of total assets, as the Company decreased its line of credit utilization rate between periods. Cumulative loan-to-value for Class D Equity (previously Senior Notes) declined significantly year-over-year, reflecting the large decrease in Bank Borrowings as a percentage of total assets and a modest decrease in Class D Equity (previously Senior Notes) to 20.0% from 25.0% of total assets. Cumulative loan-to-value for Class C Equity decreased year-over-year, with the decline in Bank Borrowings and Class D Equity (previously Senior Notes) more than offsetting the increase in Class C Equity to 29.6% from 20.7% of total assets. Cumulative loan-to-value for Class B Equity and Class A Equity decreased modestly year-over-year, primarily reflecting the decline in Bank Borrowings relative to Class B Equity and Class A Equity.

Cumulative Asset Coverage is the estimated "as-is" real estate collateral value ($150.9 million as of December 31, 2022) divided by the equity and any senior debt or equity. As of December 31, 2022, Bank Borrowings equaled 6.85 times or $150.9 million in estimated "as-is" real estate collateral value divided by $22.0 million in Bank Borrowings; Class D Equity (previously Senior Notes) equaled 3.48 times or $150.9 million in estimated "as-is" real estate collateral value divided by $43.3 million (the sum of $21.3 million in Class D Equity (previously Senior Notes), plus $22.0 million in Bank Borrowings); Class C Equity equaled 2.02 times or $150.9 million in estimated "as-is" real estate collateral value divided by $74.7 million (the sum of $31.4 million in Class C Equity, plus $21.3 million in Class D Equity (previously Senior Notes), plus $22.0 million in Bank Borrowings); Class B Equity equaled 1.57 times or $150.9 million in estimated "as-is" real estate collateral value divided by $95.9 million (the sum of $21.2 million in Class B Equity, plus $31.4 million in Class C Equity, plus $21.3 million in Class D Equity (previously Senior Notes), plus $22.0 million in Bank Borrowings), and; Class A Equity equaled 1.48 times or $150.9 million in estimated "as-is" real estate collateral value divided by

$102.1 million (the sum of $6.2 million in Class A Equity, plus $21.2 million in Class B Equity, plus $31.4 million in Class C Equity, plus $21.3 million in Class D Equity (previously Senior Notes), plus $22.0 million in Bank Borrowings).

Asset coverage for Bank Borrowings increased significantly year-over-year, reflecting Bank Borrowings decreasing to 20.7% from 30.9% of total assets, as the Company decreased its line of credit utilization rate between periods. Cumulative asset coverage for Class D Equity (previously Senior Notes) increased significantly year-over-year, reflecting the large decrease in Bank Borrowings as a percentage of total assets and a modest decrease in Class D Equity (previously Senior Notes) to 20.0% from 25.0% of total assets. Cumulative asset coverage for Class C Equity increased year-over-year, with the decline in Bank Borrowings and Class D Equity (previously Senior Notes) more than offsetting the increase in Class C Equity to 29.6% from 20.7% of total assets. Cumulative asset coverage for Class B Equity and Class A Equity increased modestly year-over-year, primarily reflecting the decline in Bank Borrowings relative to Class B Equity and Class A Equity.

Interest Coverage. The interest coverage ratios are the ratios of total income to interest expenses. The following table provides information as to the Company's interest coverage ratios considering the Company's three components of debt for the periods shown.

Interest & Preferred Return Coverage Ratios				
	For the Three Months Ended December 31,		For the Year Ended December 31,	
	2022	2021	2022	2021
Interest income	$ 3,673,480	$ 3,733,833	$ 15,152,337	$ 13,326,103
Rental property Income	-	16,490	46,387	34,843
Other income	28,996	33,179	254,062	279,964
Total income	3,702,476	3,783,502	15,452,786	13,640,910
Interest coverage / preferred return coverage ratios				
Interest expense – Bank Borrowings (1)	549,686	440,839	2,040,275	1,369,512
Preferred return – Class D Equity (2)	391,468	392,442	1,510,500	1,452,530
Preferred return – Class C Equity (3)	473,109	359,172	1,742,866	1,451,504
Preferred return – Class B Equity (4)	481,868	469,116	1,890,009	1,829,940
Total interest expense plus preferred return	$ 1,896,131	$ 1,661,569	$ 7,183,650	$ 6,103,487
Interest coverage - Bank Borrowings (1)	6.7 x	8.6 x	7.6 x	10.0 x
Cumulative preferred coverage - Class D Equity (previously Senior Notes) (2)	3.9 x	4.5 x	4.4 x	4.8 x
Cumulative preferred coverage - Class C Equity (3)	2.6 x	3.2 x	2.9 x	3.2 x
Cumulative preferred coverage - Class B Equity (4)	2.0 x	2.3 x	2.2 x	2.2 x
Average portfolio leverage, during period	50.8%	59.4%	55.9%	57.0%

(1) Bank Borrowings have a first priority security interest in all of the Company's assets, including Portfolio Loans. Interest coverage equals total income divided by the interest expense related to Bank Borrowings.

(2) Class D Equity (previously Senior Notes) has a second priority security interest in all of the Company's assets, including its Portfolio Loans. Cumulative preferred return coverage of Class D Equity equals total income divided by the total preferred return paid to Class D Equity, plus interest paid on Bank Borrowings. Effective December 31, 2022, the Company's 5% Senior Notes were prepaid, and holders of the Senior Notes reinvested the outstanding principal amount into 5% preferred return, participating, Class D Units of equity on January 1, 2023.

(3) Class C Equity has a third priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class C Equity equals total income divided by the total preferred return paid to Class C Equity and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's subordinate secured, six percent interest rate, six-month maturity, promissory notes (the "Junior Notes") were prepaid, and holders of the Junior Notes reinvested the outstanding principal amount into six percent preferred return, participating, Class C Units of equity.

(4) Class B Equity has a fourth priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class B Equity equals total income divided by the total preferred return paid to Class B Equity, Class C Equity, and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 10% preferred return, participating, equity offering (the "Equity") was exchanged for nine percent preferred, participating, Class B Units of equity.

During the quarter ended December 31, 2022, the Company generated $3,702,476 in total income available to pay interest expense and equity preferred returns. With average portfolio leverage of 50.8%, the Company paid interest expense of $549,686 related to Bank Borrowings and $391,468 related to Class D Equity (previously Senior Notes). The

Company paid preferred returns of $473,109 related to Class C Equity and $481,868 related to Class B Equity. Total income was 6.7 times the amount necessary to pay interest expense related to Bank Borrowings, 3.9 times the amount necessary to pay the interest expense related to Bank Borrowings and Class D Equity (previously Senior Notes) combined, 2.6 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings, Class D Equity (previously Senior Notes) and Class C Equity combined, and 2.0 times the amount necessary to pay the interest expense or preferred returns related to Bank Borrowings, Class D Equity (previously Senior Notes), Class C Equity and Class B Equity combined.

Interest coverage for Bank Borrowings decreased year-over-year due to the increase in interest rate paid on average Bank Borrowings. Cumulative interest coverage for Class D Equity (previously Senior Notes), and preferred return coverage for Class C Equity and Class B Equity decreased year-over-year due to the same increase in interest rate paid on average Bank Borrowings.

Income Statement

Net Income. Net income was $1,529,875 for the quarter ended December 31, 2022, a decrease of $131,298, or 7.9%, from $1,661,173 in the prior quarter, and a decrease of $202,357, or 11.7%, from $1,173,232 during the same quarter in the prior year.

The year-over-year and quarter-over-quarter decrease in net income was primarily the result of a decline in loan portfolio size and an increase in the interest rate paid on Bank Borrowings.

Net Interest Margin and Net Interest Rate Spread. Net interest margin for the quarter ended December 31, 2022 was 8.757% compared to 8.556% and 9.242% for the quarters ended September 30, 2022 and December 31, 2021, respectively. Similarly, the net interest rate spread for the quarter ended December 31, 2022 was 5.921% compared to 6.425% and 7.446% for the quarters ended September 30, 2022 and December 31, 2021, respectively. See table below "Average Balances and Yields" for additional details.

The net interest margin and net interest rate spread declined year-over-year and quarter-over-quarter, reflecting an increase in the Company's blended yield paid on interest-bearing liabilities, due to an increase in the interest rate paid on Bank Borrowings.

Interest Income. For the quarter ended December 31, 2022, total interest income was $3,673,480, a decrease of $275,807, or 7.0%, from $3,949,287 during the prior quarter, and a decrease of $60,353 or 1.6%, from $3,733,833 during the same period in the prior year.

The Company's average interest-earning assets decreased by $12.3 million, or 9.0%, to $124.7 million during the quarter ended December 31, 2022, from an average of $137.0 million during the prior quarter. The yield earned on interest-earning assets increased 25 basis points during the same period to 11.686% from 11.436%.

Average interest-earning assets increased $195,835, or 0.2%, year-over-year to $124.7 million during the quarter, from an average of $124.5 million during the same quarter in the prior year. The yield earned on average interest-earning assets declined 21 basis points to 11.686 % during the quarter from 11.897% during the same quarter in the prior year.

The decrease in average interest earning assets quarter-over-quarter was primarily attributable to a decline in loan demand during the quarter. The modest decline in yield earned year-over-year was a result of older, higher-yielding loans being replaced by newer loans made at lower interest rates. The modest increase in yield earned quarter-over-quarter was a result of the Company increasing loan pricing selectively with new borrowers. However, the Company chose not to increase loan pricing with all borrowers, based on our belief that preserving our high-quality borrower relationships will be more valuable to the Company in the long term.

The average daily balance of cash during the quarter ended December 31, 2022 was $24,093 compared to $27,210, and $190,760 for the quarters ended September 30, 2022, and December 31, 2021, respectively. Interest income earned on those cash balances during that time was immaterial.

The decline in both year-over-year and quarter-over-quarter average cash balances reflects more efficient cash management provided by Umpqua Bank. The Company refinanced its line of credit from Western Alliance Bank to Umpqua Bank during May 2021. See "Bank Borrowings" below for additional details.

Interest Expense. Total interest expense decreased $74,046, or 7.4%, to $920,563 for the quarter ended December 31, 2022 from $994,609 during the prior quarter, and increased $87,282, or 10.5%, from $833,281 during the same quarter

in the prior year. The average cost of interest-bearing liabilities was 5.765% during the quarter ended December 31, 2022, an increase of 75 basis points from 5.012% during the prior quarter, and an increase of 131 basis points from 4.450% during the same quarter in the prior year.

Interest expense on the Company's Senior Notes was $370,877 for the quarter ended December 31, 2022, a decrease of $30,995, or 7.7%, from $401,872 during the prior quarter, and a decrease of $21,565, or 5.5%, from $392,442 during the same quarter in the prior year. The average yields paid on Senior Notes for the quarters ending December 31, 2022, September 30, 2022 and December 31, 2021 were 4.996%, 5.000% and 4.997%, respectively. See "Senior Notes" below for additional details.

Interest expense on the Company's line of credit ("Bank Borrowings") was $549,686 during the quarter ended December 31, 2022, a decrease of $43,051, or 7.3%, from $592,737 during the prior quarter, and an increase of $108,847, or 24.7%, from $440,839 for the same quarter in the prior year. The average interest rates paid on Bank Borrowings for the quarters ending December 31, 2022, September 30, 2022 and December 31, 2021 were 6.434%, 5.020% and 4.056%, respectively.

The year-over-year and quarter-over-quarter increase in average interest expense was primarily driven by an increase in the interest rate paid on Bank Borrowings. We currently anticipate the interest rate paid on Bank Borrowings to be near a peak and to decline later in the year as the Fed begins to reduce interest rates. The decline quarter-over-quarter in total interest expense reflects a decline in the loan portfolio size and corresponding reduction in Bank Borrowings.

Net Interest Income. Net interest income for the quarter ended December 31, 2022 was $2,752,917, a decrease of $201,761, or 6.8%, from $2,954,678 during the prior quarter, and a decrease of $147,635, or 5.1%, from $2,900,552 during the same quarter in the prior year.

The quarter-over-quarter decrease was primarily attributable to a 9% decrease in average interest-earning assets and a 50 basis point decrease in the net interest margin. The year-over-year decrease in net interest income was primarily attributable to a 153 basis point decrease in the net interest margin.

Other Income. For the quarter ended December 31, 2022, other income was $28,996, a decrease of $28,373, or 49.5%, from $57,369 during the prior quarter, and a decrease of $4,183, or 12.6%, from $33,179 during the same period of the prior year. Other income generally includes late payment fees and default interest related to Non-Performing Loans, income from REO assets, and reversals in the allowance for loan losses used to offset losses on the sale of REO assets. We expect this income to vary between periods driven by the number of Non-Performing Loans, timing of Non-Performing Loan payoffs, collectability of default interest and late fees on Non-Performing Loans, and the profitability of REO asset sales.

The decrease in other income quarter-over-quarter and year-over-year was primarily attributable to a decline in late payment fees and other collections on non-performing loans.

Non-Interest Expense. For the quarter ended December 31, 2022, non-interest expense was $1,251,788, a decrease of $87,296, or 6.5%, from $1,339,084 during the prior quarter, and an increase of $35,188, or 2.9%, from $1,216,600 during the same period in the prior year.

Non-interest expense was relatively flat year-over-year, reflecting stable operating expenses. The decrease quarter-over-quarter in non-interest expense was primarily driven by a decline in loan servicing fees, reflecting a decline in the loan portfolio size.

Provision for Loan Losses. Based on our analysis of loan portfolio performance, loan portfolio growth, and potential market risk, the Company recorded a provision of $74,740 for the quarter ended December 31, 2022, a provision of $87,101 for the quarter ended September 30, 2022, and a provision of $76,680 for the quarter ended December 31, 2021. The allowance for loan losses was $1,910,685 or 1.8% of total unpaid principal balance (UPB) at December 31, 2022, compared to $2,022,288 or 1.5% of total UPB at September 30, 2022, and as compared to $1,698,883 or 1.5% of total UPB at December 31, 2021.

There were no delinquent loans as of December 31, 2022, compared to one Delinquent Loan as of September 30, 2022 (UPB $1,108,656), and one Delinquent Loans at December 31, 2021 (UPB $631,830). The allowance for loan losses reflects the estimate we believed to be appropriate to cover probable incurred losses inherent in the loan portfolio at December 31, 2022, September 30, 2022, and December 31, 2021. See "Asset Quality" below for a discussion of Non-Performing Loans and REO assets.

It is important to point out that on average Delinquent Loans generate additional profits for the Company through the return of principal, accrued interest and additional late fees and default interest. Therefore, the percentage of Non-Performing Loans are not necessarily correlated to the amount of charge offs expected by the Company.

Franchise Fees and Income Taxes. The Company intends to be treated for US federal income tax purposes as a REIT. A REIT generally is not subject to US federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code. Franchise fees for the quarter ended December 31, 2022 totaled $250, as compared to $11,790 during the prior quarter and $1,389 during the same quarter in the prior year.

Balance Sheet, Liquidity and Capital Resources

Total assets. Total assets decreased $30.2 million, or 22.1%, to $106.3 million as of December 31, 2022 from $136.5 million at September 30, 2022, and decreased $11.4 million, or 9.7%, from $117.6 million at December 31, 2021.

Total assets were down quarter-over-quarter and year-over-year reflecting our cautious approach to funding new loans, and a general reluctance by our borrowers to start new projects given the general softness in the real estate market.

Equity. As of December 31, 2022, September 30, 2022, and December 31, 2021, the Company's equity balance was $61.5 million (57.9% of total assets), $58.8 million (43.1% of total assets), and $49.5 million (42.1% of total assets), respectively. As of December 31, 2022, Class A Equity equaled $6.2 million (5.8% of total assets), Class B Equity equaled $21.2 million (19.9% of total assets), Class C Equity equaled $31.4 million (29.6% of total assets), and Class D Equity equaled $2.7 million (2.5% of total assets).

The Company's total equity increased quarter-over-quarter and year-over-year due to monthly profit distribution reinvestment and new investor capital invested into Class C Equity.

The line of credit loan covenants with Umpqua Bank require the Company to maintain a ratio of line-of-credit balance owed to other capital not greater than one to one. The Senior Note Maximum Debt Covenant requires equity to be no less than 20% of total assets. The Company's Class Limitation Covenant requires the sum of Class A Equity and Class B Equity to be no less than 20% of total assets. As of December 31, 2022, the Company was in compliance with all covenants.

Bank Borrowings. As of December 31, 2022, September 30, 2022, and December 31, 2021, the net unpaid line of credit balance was $21.9 million (20.7% of total assets), $44.5 million (32.6% of total assets), and $36.4 million (30.9% of total assets), respectively.

For the quarters ending December 31, 2022, September 30, 2022, and December 31, 2021, the average line of credit balance and utilization during these periods was $33.9 million (45.2% utilization), $46.8 million (62.5% utilization), and $43.1 million (86.3% utilization), respectively. The Company targets a line of credit utilization rate of 50-80%, which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company's Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

On May 5, 2021, the Company refinanced its $40 million credit facility provided by Western Alliance Bank with a new $40 million credit facility provided by Umpqua Bank. The new credit facility is substantially the same but offers the Company more attractive pricing. The Western Alliance Bank credit facility was priced at the greater of 1-Month LIBOR plus 3.125% or 4.75% (floor rate), compared to the Umpqua Bank credit facility priced at the greater of 1-Month LIBOR plus 2.750% or 4.00% (floor rate). On August 10, 2021, the Umpqua Bank credit facility was increased from $40 million to $50 million to accommodate loan portfolio growth during 2021. On January 28, 2022, the Umpqua Bank credit facility was increased from $50 million to $60 million to accommodate additional loan portfolio growth during 2022, and the interest rate spread was transitioned from 1-Month LIBOR plus 2.75% to 1-Month SOFR (Secured Overnight Financing Rate) plus 2.80 to comply with the Federal Reserve's request that banks phase out the use of LIBOR. On June 9, 2022, the Umpqua Bank credit facility was increased from $60 million to $75 million to accommodate additional loan portfolio growth during 2022, and the maturity date was extended to May 5, 2024. As of December 31, 2022, the interest rate on the Umpqua Bank credit facility was 7.0%.

Senior Notes. As of December 31, 2022, Senior Notes were $21.3 million (20.0% of total assets) compared to $31.1 million (22.8% of total assets) as of September 30, 2022 and $29.5 million (25.0% of total assets) as of December 31, 2021.

On December 31, 2022, the Company terminated its Senior Note offering and replaced it with its Class D Equity offering. We believe Class D Equity will provide investors similar security and liquidity as the Senior Notes, but with improved economics and tax efficiency.

Portfolio Roll Forward Analysis. The Company makes short term loans with maturities of 12 months or less. These Portfolio Loan payoffs provide a primary source of cash flow to the Company. To help analyze the velocity of this cash flow the Company performs a monthly loan portfolio roll forward analysis. This analysis evaluates the number of active loans and the principal balance of those loans at the beginning of each month, and the dollar volume of principal advances made, and principal payments received by the Company during each month. With this information, the Company can analyze historical monthly cash flows related to loan portfolio funding and payoffs and calculate the number of days required for the loan portfolio to turn over or to pay off in full, assuming the Company stopped making new loans and the historical principal payment velocity remained constant.

ROLL FORWARD ANALYSIS						
Month	Number of Loans	Principal Beginning Balance	Principal Advances	Principal Payments	Principal Ending Balance	Days to Turnover (1)
Jan-21	297	92,048,404	13,806,815	(8,178,815)	97,676,405	338
Feb-21	286	97,676,405	10,873,766	(11,833,423)	96,716,748	248
Mar-21	292	96,716,748	17,355,894	(19,288,483)	94,784,159	150
Apr-21	292	94,784,159	18,224,524	(17,472,219)	95,536,464	163
May-21	310	95,536,464	18,857,004	(14,878,529)	99,514,939	193
Jun-21	321	99,514,939	23,517,488	(12,168,981)	110,863,446	245
Jul-21	319	110,863,446	23,861,176	(16,803,512)	117,921,110	198
Aug-21	324	117,921,110	17,388,140	(15,893,905)	119,415,345	223
Sep-21	325	119,415,345	18,420,655	(14,673,329)	123,162,671	244
Oct-21	327	123,162,671	13,511,515	(12,162,362)	124,511,824	304
Nov-21	337	124,511,824	15,659,827	(15,215,606)	124,956,045	245
Dec-21	310	124,956,045	15,947,520	(25,202,102)	115,701,463	149
Total		**1,297,107,559**	**207,424,325**	**(183,771,266)**	**Average # Days**	**212**
Jan-22	318	115,701,463	24,005,278	(16,258,611)	123,448,130	213
Feb-22	320	123,448,130	17,638,237	(12,441,059)	128,645,309	298
Mar-22	324	128,645,309	24,406,842	(20,518,359)	132,533,792	188
Apr-22	323	132,533,792	22,538,652	(21,666,272)	133,406,171	184
May-22	322	133,406,171	17,985,208	(16,941,241)	134,450,138	236
Jun-22	308	134,450,138	19,240,751	(17,818,265)	135,872,624	226
Jul-22	329	135,872,624	14,949,750	(12,457,955)	138,364,418	327
Aug-22	345	138,364,418	18,038,735	(16,033,029)	140,370,124	259
Sep-22	355	140,370,124	13,149,052	(17,655,196)	135,863,981	239
Oct-22	334	135,863,981	10,873,111	(18,358,122)	128,378,970	222
Nov-22	320	128,378,970	7,037,977	(13,383,603)	122,033,344	288
Dec-22	275	122,033,344	7,835,690	(24,344,757)	105,524,277	150
Total		**1,569,068,466**	**197,699,282**	**(207,876,469)**	**Average # Days**	**226**

(1) Days to turnover is calculated by dividing the monthly beginning principal balance by the monthly principal payments received and then multiplying by 30 days.

During the twelve months ended December 31, 2022, the principal balance of the Company's loan portfolio ranged from $105.5 million to $140.4 million, and the Company made principal advances of $197.7 million related to new or existing Portfolio Loans and received principal payments of $207.9 million related to Portfolio Loan payoffs. Based on the average monthly principal balance and principal payments received, on average it would take approximately 226 days for the Company's Portfolio Loans to pay off in full, assuming the Company stopped making new loans, and the average volume of principal payments remained constant.

During the three months ended December 31, 2022, the Company saw seasonally strong principal payments, similar to prior years, reflecting our borrowers' success in selling projects in a slow real estate market. However, the Company

saw a decline in principal advances, inconsistent with prior years, reflecting a decline in loan demand as our borrowers' were reluctant to start new projects in a slow real estate market.

Asset Quality

Allowances for loan losses. As of December 31, 2022, the Company's allowance for loan losses balance was $1,910,685, or 1.8% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended December 31, 2022, the Company recognized an $74,740 provision-for-loan-losses and a $186,342 charge-off against its allowance for loan losses. See "Delinquent Loans, REO Assets and Rental Properties" below for additional details.

By comparison, during the quarter ended September 30, 2022, the Company recognized an $87,101 provision-for-loan-losses and no charge-off against its allowance for loan losses.

By comparison, during the quarter ended December 31, 2021 the Company recognized a $76,680 provision-for-loan-losses expense and a charge-off of $17,403 against its allowance for loan losses.

The provision-for-loan-losses expense was generally flat quarter-over-quarter and year-over-year, as the Company neared its target level of allowance for loan losses on its balance sheet.

As of December 30, 2022, the total amount of loans charged off by the Company since inception (April 2009) totaled $3,073,083, or 0.231% of total loans originated ($1,329,578,364). See "Provision for Loan Losses" above for additional details.

Delinquent Loans, Real Estate Owned and Rental Properties. The following definitions are used when categorizing the Company's Delinquent, non-performing, Non-Accruing, Impaired and Real Estate Owned assets:

(1) ***Delinquent Loan:*** A loan with a monthly payment that is 30 days or more past due.
(2) ***Non-Performing Loan:*** A Delinquent Loan that is in the foreclosure process but still accruing interest.
(3) ***Non-Accruing Loan:*** A Delinquent Loan that is in the foreclosure process but no longer accruing interest. The accrual of interest on a loan is discontinued when, in management's judgment, the future collectability of principal or interest is in doubt. Loans placed on non-accrual status may or may not be contractually past due at the time of such determination.
(4) ***Impaired Loan:*** A Delinquent Loan in which the estimated net proceeds from the disposition of the collateral (from auction sale or otherwise) is insufficient to cover the total principal, unpaid accrued interest and foreclosure fees due. Impaired Loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the fair market value of the collateral if the loan is collateral dependent. Impaired Loans are currently measured at lower of cost or fair value. Impaired Loans are charged to the allowance for loan losses when management believes, after considering economic and business conditions, collection efforts and collateral position that collection of principal is not probable.
(5) ***Real Estate Owned ("REO"):*** Real estate that becomes an asset of the Company following a foreclosure sale or through a deed in lieu of foreclosure that is held for sale.
(6) ***Rental Properties:*** Real estate that the Company holds for use.

The Company's policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as delinquent for the first 90 days and then to categorize the loan as non-performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days, or longer if the borrower files bankruptcy or contests the foreclosure judicially). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured.

When a loan becomes non-performing and the foreclosure process is initiated, accounting rules require the Company to continue to accrue interest monthly on the Non-Performing Loan, if the manager believes in good faith that the net proceeds from the disposition of the collateral, through foreclosure sale or otherwise, will be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due. In contrast, if the manager, at any time, believes that the net proceeds from the disposition of the collateral may not be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due, then accounting rules require the manager to stop accruing interest on the loan. Only this

type of loan will be classified as a Non-Accruing Loan. Finally, if for whatever reason, the net proceeds from the disposition of the collateral are estimated to be insufficient to pay the principal, unpaid accrued interest and foreclosure fees due, then the loan will be classified as an Impaired Loan. Accounting rules require that the shortfall related to an Impaired Loan be booked against the Company's allowance for loan losses.

The following table provides information associated with the Company's Delinquent, Non-Performing, Non-Accruing, Impaired and Charged Off loans:

Cured Delinquent Loans					
During Q4 2022	Unpaid Principal Balance	Unpaid Accrued Interest	Charge Against LLR (2)	Date Cured	Loan Status
Bellevue, WA	59,722	-	186,342	12/9/2022	ACTIVE
Total	59,722	-			

(1) New delinquent loan.
(2) Amount charged off against Loan Loss Reserve.

During the quarter ended December 31, 2022, no new loans became delinquent, no Delinquent Loans paid off, one Delinquent Loan was cured and no Delinquent Loans were converted to REO Assets. As of December 31, 2022, the Company had no Delinquent Loans. The property securing the cured Delinquent Loan was sold at a loss, with the Company taking a $186,342 charge off against its allowance for loan losses and the borrower agreeing to a forbearance to pay $60,000 during 2023.

We will continue to analyze Delinquent Loans as part of our ongoing process to improve our internal policies and procedures.

The following table provides information associated with the Company's Real Estate Owned:

Real Estate Owned Assets					
As of 12/31/2022	Cost Basis	REO Expense (during quarter)	REO Source	Acquisition Date	Exit Strategy
Oakland, California (Alameda)	2,132,379	4,238	Foreclosure	6/1/2018	Rehab and Sell
Total	2,132,379	4,238	-		

(1) New real estate owned asset.

During the quarter ended December 31, 2022, no new REO asset were acquired and no REO asset were sold. As of December 31, 2022, the Company had REO asset inventory of $2.1 million (2.0% of total assets) comprised of 1 property located in Alameda County, California. The property is a single family residential new construction project that is ready for sale pending the issuance of a public works permit by the City of Oakland.

Assets acquired through or in lieu of foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell, establishing a new cost basis. After foreclosure, valuations are performed at least annually, and the real estate assets are carried at the lower of cost or fair value less estimated costs to sell. REO asset revenue and expenses from operations and changes in the valuation allowance are included in other non-interest income or expense. Costs related to the development and improvement of REO assets are capitalized.

Portfolio Loan Characteristics

Project Type. As of December 31, 2022, the percentage of unpaid principal balance categorized by project type consisted of 93% Single Family Residential Rehab (257 loans), 7% Single Family Residential New Construction (18 loans), 0% Multi-Family Residential Rehab (0 loans), 0% Multi-Family Residential New Construction (0 loans), 0% Commercial (0 loans), and 0% Land Entitlements (0 loans).

By comparison, as of September 30, 2022, the percentage of unpaid principal balance categorized by project type consisted of 93% Single Family Residential Rehab (335 loans), 7% Single Family Residential New Construction (20 loans), 0% Multi-Family Residential Rehab (0 loans), 0% Multi-Family Residential New Construction (0 loans), 0% Commercial (0 loans), and 0% Land Entitlements (0 loans).

By comparison, as December 31, 2021, the percentage of unpaid principal balance categorized by project type consisted of 82% Single Family Residential Rehab (281 loans), 11% Single Family Residential New Construction (25 loans), 4% Multi-Family Residential Rehab (1 loan), <1% Multi-Family Residential New Construction (1 loan), 3% Commercial (2 loans), and 0% Land Entitlements (0 loans).

It is important to point out that the Company is not seeking out land entitlement loans. These loans represent phase one of two phase construction projects on either single family or multi-family residential structures.

Geographical Distribution. As of December 31, 2022, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 3%, California 50%, Colorado 10%, District of Columbia 1%, Florida 1%, Georgia 1%, Indiana 1%, Maryland 4%, Missouri 1%, North Carolina 1%, Oregon 10%, Texas 10%, Utah 5%, and Washington 4%.

By comparison, as of September 30, 2022, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 2%, California 48%, Colorado 10%, Florida 2%, Georgia 2%, Maryland 5%, Missouri 2%, North Carolina 1%, Oregon 8%, Texas 12%, Utah 5%, and Washington 3%.

By comparison, as of December 31, 2021, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 46%, Colorado 10%, Florida 1%, Georgia 2%, Maryland 1%, Missouri 3%, Oregon 10%, Texas 13%, Utah 5%, and Washington 6%.

The Company believes that the benefits of geographic diversity outweigh the risks associated with managing a wide geographic distribution of borrowers and real estate collateral. Specifically, the Company evaluates and adjusts its loan program offerings to borrowers in those states that offer better investment returns per unit of risk. Some of the variables evaluated by the Company in making the decision to expand or contract in a specific geographic market include the competitive pricing pressure from competing lenders, availability of borrower projects, the margins on those borrower projects and trends in regional economic activity. In addition, the Company believes that lending in non-judicial foreclosure states is less risky, generally, than lending in judicial foreclosure states because the amount of time and expense required to foreclose nonperforming loans in non-judicial states is less. As of December 31, 2022, September 30, 2022, and December 31, 2021, the percentage of loan portfolio UPB secured by property located in non-judicial states was 98.1%, 99.4% and 98.4%, respectively.

Borrowers. As of December 31, 2022, the portfolio consisted of 275 active loans provided to 152 borrowers. The average number of loans per borrower was 1.8 loans. The largest borrower represented 5.3% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 12.5% of UPB.

By comparison, as of September 30, 2022, the portfolio consisted of 355 active loans provided to 163 borrowers. The average number of loans per borrower was 2.2 loans. The largest borrower represented 4.1% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 11.4% of UPB.

By comparison, as of December 31, 2021, the portfolio consisted of 310 active loans provided to 159 borrowers. The average number of loans per borrower was 1.9 loans. The largest borrower represented 6.4% of the UPB while the top 3 borrowers represented 14.1% of UPB.

Portfolio Age. As of December 31, 2022, the age distribution of the 275 active Portfolio Loans was as follows: 158 loans within 0-6 months (47% of the unpaid principal balance "UPB"), 44 loans within 6-9 months (19% of UPB), 29 loans within 9-12 months (12% of UPB) and 44 loans greater than 12 months (22 % of UPB).

By comparison, as of September 30, 2022, the age distribution of the 355 active Portfolio Loans was as follows: 241 loans within 0-6 months (60% of the unpaid principal balance "UPB"), 55 loans within 6-9 months (18% of UPB), 17 loans within 9-12 months (7% of UPB) and 42 loans greater than 12 months (15 % of UPB).

By comparison, as of December 31, 2021 the age distribution of the 310 active Portfolio Loans was as follows: 203 loans within 0-6 months (60% of UPB), 58 loans within 6-9 months (20% UPB), 21 loans within 9-12 months (7% of UPB) and 28 loans greater than 12 months (13% of UPB).

Portfolio Turnover. During the quarter ended December 31, 2022, the Company originated 78 new Portfolio Loans and saw 158 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure, and foreclosed on no loans during the quarter.

By comparison, during the quarter ended September 30, 2022, the Company originated 149 new Portfolio Loans and saw 102 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure, and foreclosed on no loans during the quarter.

By comparison, during the quarter ended December 31, 2021, the Company originated 136 new Portfolio Loans and saw 151 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure, and foreclosed on one loan during the quarter.

As of December 31, 2022, the Company had originated 4,336 loans since inception (April 1, 2009) of which 4,061 had paid off, including 45 loans that had become REO properties through either the foreclosure or deed in lieu process, resulting in a net 275 active Portfolio Loans.

Loan Size. As of December 31, 2022, the average and median loan sizes were $383,725 and $288,457, up $1,009 and up $7,692 from the average and median loan sizes of $382,715 and $280,766 at September 30, 2022, and up $10,494 and up $16,333 from the average and median loan sizes of $373,231 and $272,124 at December 31, 2021, respectively.

Cautionary Note Regarding Forward Looking Statements

This report includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as "may," "should," "expects," "plans," "believes," "estimates," "predicts," "potential," and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. These and other important factors could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this report are made as of the date of this report, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this report are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements

The historical results described in this report with respect to previous mortgage lending are historical only, and were influenced by available opportunities, diverse market conditions and other factors beyond the control of the Company. Any projections made in this report are based on historical examples and the Company's estimates of future conditions. There is no assurance that lending opportunities experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by the Manager. The actual results experienced by the Company will differ, and such variation is likely to be material.

About Iron Bridge Mortgage Fund, LLC

Iron Bridge Mortgage Fund, LLC was formed in 2009 as an Oregon limited liability company for the purpose of making loans to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. The Company is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company, which is owned by Gerard Stascausky and operated by Gerard Stascausky and Sarah Gragg Stascausky. Gerard Stascausky and Sarah Gragg Stascausky combined bring to the Company over 20 years of investment banking experience and have been working in the distressed real estate investment industry since 2004.

The Company's primary business is to provide commercial purpose loans for the acquisition and rehabilitation of distressed residential and commercial real estate as well as to provide opportunistic financing for real estate development and construction. The Company's primary source of funding is private equity, private debt and bank borrowings. The commercial purpose loans extended by the Company are based upon underwriting criteria the Manager has found to be successful in the past.

The Company primarily originates and structures its own loans, with such loans being secured by first lien deeds of trust or mortgages. However, the Company may also take title to properties (either directly or through a wholly owned subsidiary) to facilitate prompt acquisitions from trustees at auction, pre-foreclosure acquisitions from defaulting borrowers, or any other real estate acquisition in which the Company believes taking title to the property is in the best interest of the Company. The wholly owned subsidiary may provide the Company a level of liability protection on owned assets, while preserving the Company's economic interests.

For more information visit our website: www.ironbridgelending.com

IRON BRIDGE MORTGAGE FUND

BALANCE SHEET

	Dec 31, 2020	Mar 31, 2021	June 30, 2021	Sep 30, 2021	Dec 31, 2021	Mar 31, 2022	June 30, 2022	Sep 30, 2022	Dec 31, 2022
Assets									
Cash and cash equivalents	$ 424,361	$ 321,007	$ 33,463	$ 58,462	$ 549,211	$ (26,533)	$ 3,848	$ 200,239	$ 128,756
Mortgage interest receivable	847,165	756,917	832,550	916,019	912,251	998,027	1,007,217	1,033,787	856,241
Mortgage loans receivable, net	90,908,306	93,309,702	108,793,835	120,743,683	113,303,926	129,784,402	133,111,947	133,106,536	103,165,959
Real estate held for sale	1,881,701	1,881,701	1,881,701	2,870,824	2,889,930	2,896,707	2,094,450	2,110,877	2,132,379
Rental property, net	733,355	-	-	-	-	-	-	-	-
Total assets	$ 94,794,888	$ 96,269,327	$ 111,541,549	$ 124,588,988	$ 117,655,318	$ 133,652,603	$ 136,217,462	$ 136,451,439	$ 106,283,335
Liabilities									
Accounts payable and other accrued liabilities	$ 107,415	$ 134,677	$ 84,017	$ 102,564	$ 125,136	$ 51,392	$ 56,830	$ 81,080	$ 114,916
Servicer fees payable	232,400	248,545	262,606	306,038	315,103	334,840	340,437	343,890	297,387
Incentive fees payable	873	-	-	-	-	-	-	-	-
Interest payable	319,363	201,275	195,100	251,946	245,876	268,614	276,596	316,110	215,556
Notes payable - junior notes	23,843,628	-	-	-	-	-	-	-	-
Notes payable - senior notes	24,229,442	25,371,849	29,389,128	31,275,648	29,467,505	30,643,603	29,908,605	31,102,857	21,302,756
Line of credit, net	22,201,226	21,046,848	31,195,342	42,591,416	36,361,430	46,968,863	48,878,858	44,504,267	21,949,701
Deferred interest	2,135,113	2,100,969	2,355,111	2,248,714	1,621,810	1,649,839	1,303,427	1,311,356	887,454
Total liabilities	73,069,460	49,104,163	63,481,304	76,776,326	68,136,860	79,917,151	80,764,753	77,659,560	44,767,770
Members' equity	21,725,428	47,165,164	48,060,245	47,812,662	49,518,458	53,735,452	55,452,709	58,791,879	61,515,565
Total liabilities and members' equity	$ 94,794,888	$ 96,269,327	$ 111,541,549	$ 124,588,988	$ 117,655,318	$ 133,652,603	$ 136,217,462	$ 136,451,439	$ 106,283,335

Footnotes

The amounts provided in the financial statements through December 31, 2021 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2022 have not been audited. Audited financial statements for the fiscal year 2022 will be available during the first quarter of 2023.

IRON BRIDGE MORTGAGE FUND

INCOME STATEMENT

	2020	Jan - Mar 21	Apr - Jun 21	Jul - Sep 21	Oct - Dec 21	2021	Jan - Mar 22	Apr - Jun 22	Jul - Sep 22	Oct - Dec 22	2022
Revenues											
Mortgage interest income	$ 10,771,323	$ 2,925,332	$ 3,064,441	$ 3,602,497	$ 3,733,833	$ 13,326,103	$ 3,577,264	$ 3,952,306	$ 3,949,287	$ 3,673,480	$ 15,152,337
year / year %	4.8%	6.4%	14.2%	40.8%	34.4%	23.7%	22.3%	29.0%	9.6%	-1.6%	13.7%
quarter / quarter %	na	5.3%	4.8%	17.6%	3.6%	na	-4.2%	10.5%	-0.1%	-7.0%	na
Rental property income	620,845	9,936	-	8,417	16,490	34,843	-	-	-	-	46,387
year / year %	10.2%	-94.5%	-100.0%	-94.8%	-85.7%	-94.4%	-100.0%	na	-100.0%	-100.0%	33.1%
quarter / quarter %	na	-91.4%	-100.0%	na	95.9%	na	-100.0%	na	na	na	na
Other income	1,844,696	152,775	77,275	16,735	33,179	279,964	143,455	78,409	57,369	28,996	261,842
year / year %	154.3%	75.8%	167.4%	-96.5%	-97.4%	-84.8%	-6.1%	1.5%	242.8%	-12.6%	-6.5%
quarter / quarter %	na	-87.8%	-49.4%	-78.3%	98.3%	na	332.4%	-45.3%	-26.8%	-49.5%	na
Total revenues	13,236,864	3,088,043	3,141,716	3,627,649	3,783,502	13,640,910	3,720,719	4,030,715	4,006,656	3,702,476	15,460,566
year / year %	14.5%	2.4%	9.2%	13.5%	-8.8%	3.1%	20.5%	28.3%	10.4%	-2.1%	13.3%
quarter / quarter %	na	-25.5%	1.7%	15.5%	4.3%	na	-1.7%	8.3%	-0.6%	-7.6%	na
Operating expenses											
Interest expense	4,174,573	741,430	590,835	783,985	833,281	2,949,531	772,496	863,107	994,609	920,563	3,550,775
year / year %	-1.0%	-31.9%	-44.4%	-21.8%	-18.3%	-29.3%	4.2%	46.1%	26.9%	10.5%	20.4%
quarter / quarter %	na	-27.3%	-20.3%	32.7%	6.3%	na	-7.3%	11.7%	15.2%	-7.4%	na
Servicer fees	2,595,138	723,194	757,554	907,710	957,346	3,345,804	931,776	1,022,715	1,053,858	960,328	3,968,677
year / year %	10.4%	10.6%	17.2%	46.9%	41.5%	28.9%	28.8%	35.0%	16.1%	0.3%	18.6%
quarter / quarter %	na	6.9%	4.8%	19.8%	5.5%	na	-2.7%	9.8%	3.0%	-8.9%	na
Incentive fees	112,690	895	-	-	-	895	-	-	-	-	-
year / year %	-71.6%	-98.4%	-100.0%	-100.0%	-100.0%	-99.2%	-100.0%	na	na	na	-100.0%
quarter / quarter %	na	-89.9%	-100.0%	na	na	na	na	na	na	na	na
Provision for losses on loans	1,070,990	311,413	477,541	488,232	76,680	1,353,866	160,205	83,879	87,101	74,740	405,925
year / year %	37.9%	10.5%	82.4%	122.9%	-75.1%	26.4%	-48.6%	-82.4%	-82.2%	-2.5%	-70.0%
quarter / quarter %	na	1.0%	53.3%	2.2%	-84.3%	na	108.9%	-47.6%	3.8%	-14.2%	na
Professional fees	280,765	197,954	85,118	114,167	74,094	471,333	45,567	25,299	58,862	73,362	203,090
year / year %	4.6%	245.5%	56.1%	82.2%	-30.3%	67.9%	-77.0%	-70.3%	-48.4%	-1.0%	-56.9%
quarter / quarter %	na	86.2%	-57.0%	34.1%	-35.1%	na	-38.5%	-44.5%	132.7%	24.6%	na
Real estate owned holding costs	662,178	23,243	3,910	4,164	6,841	38,158	6,717	12,676	4,238	3,049	26,680
year / year %	51.6%	-87.7%	-97.4%	-97.5%	-95.6%	-94.2%	-71.1%	224.2%	1.8%	-55.4%	-30.1%
quarter / quarter %	na	-85.0%	-83.2%	6.5%	64.3%	na	-1.8%	88.7%	-66.6%	-28.1%	na
Other	444,637	140,545	135,932	59,688	101,639	437,804	90,175	98,459	135,025	140,309	463,968
year / year %	-8.8%	48.0%	8.0%	-46.9%	-8.7%	-1.5%	-35.8%	-27.6%	126.2%	38.0%	6.0%
quarter / quarter %	na	26.2%	-3.3%	-56.1%	70.3%	na	-11.3%	9.2%	37.1%	3.9%	na
Total operating expenses	9,340,971	2,138,674	2,050,890	2,357,946	2,049,881	8,597,391	2,006,936	2,106,135	2,333,693	2,172,351	8,619,115
year / year %	4.6%	-11.7%	-11.8%	6.8%	-14.1%	-8.0%	-6.2%	2.7%	-1.0%	6.0%	0.3%
quarter / quarter %	na	-10.4%	-4.1%	15.0%	-13.1%	na	-2.1%	4.9%	10.8%	-6.9%	na
Operating Margin	29.4%	30.7%	34.7%	35.0%	45.8%	37.0%	46.1%	47.7%	41.8%	41.3%	44.3%
Other income (expense)											
Gain (loss) on sale of real estate owned	(1,606,091)	(33,499)	-	-	-	(33,499)	-	(7,780)	-	-	(7,780)
Total other income (expense)	(1,606,091)	(33,499)	-	-	-	(33,499)	-	(7,780)	-	-	(7,780)
Income before income tax and LLC fees	2,289,802	915,870	1,090,826	1,269,703	1,733,621	5,010,020	1,713,783	1,916,800	1,672,963	1,530,125	6,833,671
Income tax and LLC fees	12,296	457	1,499	40	1,389	3,385	451	6,875	11,790	250	19,366
Net income	$ 2,277,506	$ 915,413	$ 1,089,327	$ 1,269,663	$ 1,732,232	$ 5,006,635	$ 1,713,332	$ 1,909,925	$ 1,661,173	$ 1,529,875	$ 6,814,305
year / year %	-9.0%	54.4%	95.8%	122.5%	210.5%	119.8%	87.2%	75.3%	30.8%	-11.7%	36.1%
quarter / quarter %	na	64.1%	19.0%	16.6%	36.4%	na	-1.1%	11.5%	-13.0%	-7.9%	na
Net Margin	17.2%	29.6%	34.7%	35.0%	45.8%	36.7%	46.0%	47.4%	41.5%	41.3%	44.1%

Footnotes

The amounts provided in the financial statements through December 31, 2021 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2022 have not been audited. Audited financial statements for the fiscal year 2022 will be available during the first quarter of 2023.

IRON BRIDGE MORTGAGE FUND

AVERAGE BALANCES AND YIELDS

	December 31, 2022			September 30, 2022			December 31, 2021		
	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield
Interest-earning assets									
Bank deposits	$ 24,093	-	-	$ 27,210	-	-	$ 190,760	-	-
Portfolio loans	124,691,295	$ 3,673,480	11.688%	136,976,607	$ 3,949,287	11.439%	124,328,794	$ 3,733,833	11.915%
Average interest-earning assets	124,715,389	3,673,480	11.686%	137,003,817	3,949,287	11.436%	124,519,554	3,733,833	11.897%
Allowance for loan losses	(2,003,037)			(1,965,332)			(1,651,866)		
Non-interest earning assets (3)	1,954,909			1,759,119			2,280,407		
Total Assets	124,667,260			136,797,604			125,148,095		
Interest-bearing liabilities									
Junior Notes	-	-	-	-	-	-	-	-	-
Senior Notes	29,453,326	370,877	4.996%	31,890,012	401,872	5.000%	31,158,358	392,442	4.997%
Bank Borrowings	33,894,490	549,686	6.434%	46,843,749	592,737	5.020%	43,125,517	440,839	4.056%
Average interest-bearing liabilities	63,347,816	920,563	5.765%	78,733,761	994,609	5.012%	74,283,875	833,281	4.450%
Non-interest bearing liabilities (4)	1,389,194			1,502,758			2,197,988		
Shareholders' equity	59,930,250			56,561,085			48,666,232		
Total liabilities and shareholders' equity	$ 124,667,260			$ 136,797,604			$ 125,148,095		
Net interest income		$ 2,752,917			$ 2,954,678			$ 2,900,552	
Net Interest rate spread (5)			5.921%			6.425%			7.446%
Net interest margin (6)			8.757%			8.556%			9.242%
Ratio of interest-earning assets to interest bearing liabilities			1.97			1.74			1.68

IRON BRIDGE MORTGAGE FUND LLC
PORTFOLIO ANALYTICS

CAPITALIZATION	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Total Assets	$ 97,317,053	$ 90,050,606	$ 89,493,227	$ 94,794,890	$ 96,269,327	$ 111,541,549	$ 124,588,988	$ 117,653,318	$ 133,652,603	$ 136,217,462	$ 136,451,439	$ 106,283,335
Bank Borrowings (1)	$ 28,705,380	$ 18,439,699	$ 16,410,657	$ 22,201,226	$ 21,046,848	$ 31,195,345	$ 42,591,416	$ 36,361,430	$ 46,968,863	$ 48,878,858	$ 44,504,267	$ 21,949,701
Senior Notes	$ 22,323,988	$ 24,862,216	$ 24,716,383	$ 24,229,442	$ 25,371,849	$ 29,389,128	$ 31,275,648	$ 29,467,505	$ 30,643,603	$ 29,908,605	$ 31,102,857	$ 21,302,756
Junior Notes	$ 24,212,349	$ 23,446,138	$ 24,066,270	$ 23,843,628	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Equity (Class A, B and C)	$ 21,025,379	$ 21,389,834	$ 21,715,312	$ 21,725,428	$ 47,165,164	$ 48,060,245	$ 47,812,662	$ 49,518,458	$ 53,735,452	$ 55,452,709	$ 58,791,879	$ 61,515,565

PORTFOLIO YIELD & INTEREST COVERAGE	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Interest Coverage - Bank Borrowings	9.2 X	9.6 X	15.2 X	16.6 X	10.4 X	12.1 X	9.8 X	8.6 X	9.1 X	8.3 X	6.8 X	6.7 X
Cumulative Preferred Return Coverage - Class D Equity	4.6 X	4.4 X	5.5 X	6.7 X	5.0 X	5.3 X	4.7 X	4.5 X	4.8 X	4.7 X	4.0 X	3.9 X
Cumulative Preferred Return Coverage - Class C Equity				4.1 X		3.3 X	3.2 X	3.2 X	3.2 X	3.1 X	2.8 X	2.6 X
Cumulative Preferred Return Coverage - Class B Equity						2.2 X	2.3 X	2.3 X	2.3 X	2.3 X	2.1 X	2.0 X
Average Portfolio Leverage (QTR)	77.3%	76.5%	74.0%	74.6%	59.3%	50.0%	58.4%	59.4%	56.6%	58.2%	57.6%	50.8%
Weighted Average Portfolio Yield (QTR) (2)	12.876%	12.852%	12.821%	12.575%	12.355%	12.345%	12.122%	11.915%	11.723%	11.805%	11.439%	11.688%
Weighted Average Yield - New Originations (QTR) (2)	12.013%	11.874%	12.248%	12.280%	11.281%	11.059%	10.674%	10.994%	10.741%	10.631%	10.807%	11.027%

AVERAGE DAILY BALANCES	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Average Portfolio Loans (UPB) (QTR)	$ 85,914,791	$ 84,906,768	$ 83,470,851	$ 87,920,807	$ 96,026,930	$ 99,568,455	$ 117,907,040	$ 124,328,794	$ 123,758,986	$ 134,292,248	$ 136,976,607	$ 127,715,389
Average Cash (QTR)	$ 743,704	$ 451,421	$ 753,811	$ 688,546	$ 625,219	$ 757,522	$ 152,730	$ 190,760	$ 53,220	$ 10,137	$ 27,210	$ 24,093
Average Cash Utilization (QTR) (3)	99.1%	99.5%	99.1%	99.2%	99.3%	99.2%	99.9%	99.8%	100.0%	100.0%	100.0%	100.0%
Average LOC Daily Balance	$ 26,885,603	$ 25,030,971	$ 17,372,457	$ 20,578,256	$ 24,954,460	$ 23,743,815	$ 36,530,511	$ 43,125,517	$ 41,052,360	$ 48,197,261	$ 46,843,749	$ 33,894,490
Avg LOC Utilization	67.2%	62.6%	43.4%	51.4%	62.4%	59.4%	80.4%	86.3%	72.0%	75.8%	62.5%	45.2%

PORTFOLIO TURNOVER	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Loans Originated (QTR)	104	94	128	143	143	164	154	136	143	143	149	78
Loans Paid Off (QTR)	100	115	110	117	127	135	149	151	129	159	102	158
New REO Assets / Deeds in Lieu	2	0	0	0	0	0	1	0	0	0	0	0
Portfolio Loans	253	232	250	276	292	321	325	310	324	308	355	275
Total Historical Payoffs	2,608	2,723	2,833	2,950	3,077	3,212	3,362	3,513	3,642	3,801	3,903	4,061
Total Historical Originations, #	2,861	2,955	3,083	3,226	3,369	3,533	3,687	3,823	3,966	4,109	4,258	4,336
Total Historical Originations, $	$ 811,609,881	$ 838,936,787	$ 876,647,444	$ 924,454,757	$ 966,491,232	$ 1,027,090,249	$ 1,086,760,220	$ 1,131,879,082	$ 1,197,929,439	$ 1,257,694,049	$ 1,303,831,587	$ 1,329,578,364

LOAN SIZE (UPB)	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Portfolio Loans (UPB)	$ 87,316,244	$ 80,276,444	$ 80,686,606	$ 92,048,404	$ 94,784,159	$ 110,863,446	$ 123,162,671	$ 115,701,463	$ 132,533,792	$ 135,872,624	$ 135,863,981	$ 105,524,292
Average Loan Size	$ 345,123	$ 346,019	$ 322,746	$ 333,509	$ 324,603	$ 345,369	$ 378,962	$ 373,231	$ 409,055	$ 441,145	$ 382,715	$ 383,725
Median Loan Size	$ 227,200	$ 231,550	$ 226,429	$ 225,000	$ 237,911	$ 252,000	$ 269,000	$ 272,124	$ 302,315	$ 347,830	$ 280,766	$ 288,457
TTM Average Loan Size	$ 354,120	$ 352,157	$ 342,920	$ 336,849	$ 331,719	$ 331,557	$ 345,611	$ 355,541	$ 376,654	$ 400,598	$ 401,536	$ 404,160
$0-$100,000	26	24	26	32	39	36	25	22	27	20	25	19
$100,001-$200,000	80	66	82	91	75	75	71	81	75	73	104	63
$200,001-$300,000	50	64	67	62	73	91	87	67	58	36	57	60
$300,001-$500,000	53	44	40	44	66	60	72	78	81	91	89	73
$500,001-$1,000,000	32	22	25	37	30	47	52	44	60	57	56	44
$1,000,000-$1,500,000	7	7	5	5	4	7	10	10	16	27	21	12
$1,500,000-$2,000,000	1	1	2	3	3	4	8	8	7	4	3	4
$2,000,000-$2,500,000	2	1	2	2	2	1	0	0	0	0	0	0
$2,500,000-$3,000,000	2	3	1	0	0	0	0	0	0	0	0	0
$3,000,000+	0	0	0	0	0	0	0	0	0	0	0	0

(1) Bank debt and total assets are net of line of credit origination fees.

(2) Weighted average portfolio yield equals the gross annualized yield for each loan in the portfolio weighted by its unpaid principal balance (UPB).

(3) Average cash utilization is calculated using the average daily cash balance and average daily UPB.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

LOAN PERFORMANCE	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Performing Loans	252	229	247	273	291	320	325	309	323	308	354	275
New Delinquent Loans	0	2	1	1	0	0	0	1	1	0	1	0
Total Delinquent Loans	1	3	3	3	1	1	0	1	1	0	1	0
Total Historical Delinquent Loans	146	148	149	150	150	150	150	151	152	152	153	153
Performing Loans (UPB)	$ 86,929,287	$ 77,911,896	$ 77,988,378	$ 89,348,906	$ 93,901,343	$ 109,979,387	$ 123,162,671	$ 115,069,633	$ 132,236,292	$ 135,872,624	$ 134,755,325	$ 105,524,292
Total Delinquent (UPB)	$ 386,957	$ 2,364,548	$ 2,698,228	$ 2,699,498	$ 882,816	$ 884,059	$ -	$ 631,830	$ 297,500	$ -	$ 1,108,656	$ -
Non-Performing Loans (UPB)	$ -	$ 1,976,976	$ 2,698,228	$ 2,699,498	$ 882,816	$ 884,059	$ -	$ -	$ 297,500	$ -	$ -	$ -
Non-Accruing Loans (UPB)	$ 386,957	$ 387,572	$ -	$ -	$ -	$ -	$ -	$ 631,830	$ -	$ -	$ 1,108,656	$ -
Provision for Loan Losses (QTR)	$ 281,754	$ 261,816	$ 219,008	$ 308,413	$ 311,413	$ 477,541	$ 488,232	$ 76,680	$ 160,206	$ 83,878	$ 87,101	$ 74,740
Loan Charge Offs (QTR)	$ -	$ -	$ (408,464)	$ (1,202,158)	$ (33,499)	$ -	$ (110,117)	$ (17,403)	$ -	$ (7,780)	$ -	$ (186,342)
Allowance for loan losses	$ 1,327,421	$ 1,589,237	$ 1,399,781	$ 506,036	$ 783,951	$ 1,261,491	$ 1,639,605	$ 1,698,883	$ 1,859,089	$ 1,935,187	$ 2,022,288	$ 1,910,685
% UPB	1.5%	2.0%	1.7%	0.5%	0.8%	1.1%	1.3%	1.5%	1.4%	1.4%	1.5%	1.8%
Total Historical Charge Offs vs Total Originations	0.132%	0.128%	0.169%	0.290%	0.281%	0.265%	0.263%	0.254%	0.240%	0.230%	0.221%	0.231%
Loan Fee Income, Net (QTR)	$ 46,728	$ 1,362	$ 38,206	$ 29,327	$ 62,489	$ 51,820	$ (9,298)	$ (6,646)	$ 8,523	$ 17,944	$ 38,336	$ 3,103
Delinquent Loan Detail												
Total Non-Performing Loans	0	2	3	3	1	1	0	0	1	0	0	0
Total Non-Accuring Loans	1	1	0	0	0	0	0	1	0	0	1	0
Total Impaired Loans	0	0	0	0	0	0	0	0	0	0	0	0
% of Total (# of Loans)												
Performing	99.6%	98.7%	98.8%	98.9%	99.7%	99.7%	100.0%	99.7%	99.7%	100.0%	99.7%	100.0%
Total Delinquent	0.4%	1.3%	1.2%	1.1%	0.3%	0.3%	0.0%	0.3%	0.3%	0.0%	0.3%	0.0%
Non-Performing	0.0%	0.9%	1.2%	1.1%	0.3%	0.3%	0.0%	0.0%	0.3%	0.0%	0.0%	0.0%
Non Accruing	0.4%	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%	0.3%	0.0%	0.0%	0.3%	0.0%
% of Total UPB												
Performing	99.6%	97.1%	96.7%	97.1%	99.1%	99.2%	100.0%	99.5%	99.8%	100.0%	99.2%	100.0%
Total Delinquent	0.4%	2.9%	3.3%	2.9%	0.9%	0.8%	0.0%	0.5%	0.2%	0.0%	0.8%	0.0%
Non-Performing	0.0%	2.5%	3.3%	2.9%	0.9%	0.8%	0.0%	0.0%	0.2%	0.0%	0.0%	0.0%
Non Accruing	0.4%	0.5%	0.0%	0.0%	0.0%	0.0%	0.0%	0.5%	0.0%	0.0%	0.8%	0.0%
% of Total Asset												
Performing	89.3%	86.5%	87.1%	94.3%	97.5%	98.6%	98.9%	97.8%	98.9%	99.7%	98.8%	99.3%
Total Delinquent	0.4%	2.6%	3.0%	2.8%	0.9%	0.8%	0.0%	0.5%	0.2%	0.0%	0.8%	0.0%
Non-Performing	0.0%	2.2%	3.0%	2.8%	0.9%	0.8%	0.0%	0.0%	0.2%	0.0%	0.0%	0.0%
Non Accruing	0.4%	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%	0.5%	0.0%	0.0%	0.8%	0.0%

REO ASSETS	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
New REO Assets (QTR)	2	0	0	0	0	0	1	0	0	0	0	0
Sold REO Assets (QTR)	0	1	1	0	0	0	0	0	0	1	0	0
REO Assets Converted to Rental Properties	0	0	0	0	0	0	0	0	0	0	0	0
Total REO Assets (#)	3	2	1	1	1	1	2	2	2	1	1	1
Total REO Assets ($)	$ 3,280,820	$ 3,210,162	$ 1,839,487	$ 1,881,701	$ 1,881,701	$ 1,881,701	$ 2,870,824	$ 2,889,930	$ 2,896,707	$ 2,094,450	$ 2,110,877	$ 2,132,379
% of Total Assets	3.4%	3.6%	2.1%	2.0%	2.0%	1.7%	2.3%	2.5%	2.2%	1.5%	1.5%	2.0%
Total Historical REO Properties	44	44	44	44	44	44	45	45	45	45	45	45
Historical Foreclosures Reverted to Lender	31	31	31	31	31	31	32	32	32	32	32	32
Historical Deeds-in-Lieu of Foreclosure	13	13	13	13	13	13	13	13	13	13	13	13

RENTAL PROPERTIES	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
New Rental Properties (QTR)	0	0	0	0	0	0	0	0	0	0	0	0
Sold Rental Properties (QTR)	0	0	0	0	0	0	0	0	0	0	0	0
Total Rental Properties (#)	4	4	4	2	0	0	0	0	0	0	0	0
Total Rental Properties ($)	$ 7,084,524	$ 7,038,692	$ 6,972,937	$ 733,355	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PORTFOLIO AGE	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
# of Loans												
00-06 months	168	146	168	200	210	244	236	203	214	215	241	158
06-09 months	46	30	32	24	42	33	50	58	47	35	55	44
09-12 months	12	26	17	21	11	25	16	21	31	22	17	29
12+ months	27	30	33	31	29	19	23	28	32	36	42	44
% of Total (# of Loans)												
00-06 months	66%	63%	67%	72%	72%	76%	73%	65%	66%	70%	68%	57%
06-09 months	18%	13%	13%	9%	14%	10%	15%	19%	15%	11%	15%	16%
09-12 months	5%	11%	7%	8%	4%	8%	5%	7%	10%	7%	5%	11%
12+ months	11%	13%	13%	11%	10%	6%	7%	9%	10%	12%	12%	16%
Unpaid Principal Balance												
00-06 months	$ 45,968,198	$ 38,348,257	$ 44,258,044	$ 59,589,523	$ 61,215,706	$ 77,603,002	$ 87,616,387	$ 69,983,424	$ 85,573,221	$ 91,472,161	$ 82,114,637	$ 49,642,234
06-09 months	$ 16,566,596	$ 9,098,664	$ 9,361,350	$ 8,411,250	$ 13,701,613	$ 12,672,684	$ 15,265,713	$ 22,862,310	$ 19,799,390	$ 16,334,725	$ 24,205,621	$ 20,242,155
09-12 months	$ 7,551,089	$ 11,018,243	$ 6,069,021	$ 6,304,957	$ 4,128,339	$ 10,313,762	$ 9,720,139	$ 7,801,716	$ 12,985,419	$ 11,210,057	$ 9,333,115	$ 12,884,772
12+ months	$ 17,230,360	$ 21,811,280	$ 20,998,191	$ 17,742,675	$ 15,738,502	$ 10,273,998	$ 10,560,432	$ 15,054,013	$ 14,175,762	$ 16,855,680	$ 20,210,608	$ 22,755,131
% of Total (UPB)												
00-06 months	53%	48%	55%	65%	65%	70%	71%	60%	65%	67%	60%	47%
06-09 months	19%	11%	12%	9%	14%	11%	12%	20%	15%	12%	18%	19%
09-12 months	9%	14%	8%	7%	4%	9%	8%	7%	10%	8%	7%	12%
12+ months	20%	27%	26%	19%	17%	9%	9%	13%	11%	12%	15%	22%

PORTFOLIO LTV	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Active Loans (UPB)												
Unpaid Principal Balance (UPB)	$ 87,316,244	$ 80,276,444	$ 80,686,606	$ 92,048,404	$ 94,784,159	$ 110,863,446	$ 123,162,671	$ 115,701,463	$ 132,533,792	$ 135,872,624	$ 135,863,981	$ 105,524,292
Undispersed Construction Loan Balance (6)	$ 9,652,563	$ 8,826,235	$ 9,918,419	$ 10,101,465	$ 13,560,935	$ 14,051,571	$ 12,933,850	$ 14,237,524	$ 13,673,147	$ 10,655,376	$ 11,638,554	$ 9,993,774
Est. After Repair Value ($)	$ 152,191,000	$ 137,713,000	$ 140,362,000	$ 158,951,000	$ 173,407,000	$ 198,606,000	$ 211,235,000	$ 204,791,000	$ 226,043,000	$ 226,643,000	$ 229,036,000	$ 184,593,000
Loan-to-Value (Fully Funded) (7)	64%	65%	65%	64%	62%	63%	64%	63%	65%	65%	64%	63%
Paid Off Loans (UPB) (QTR)												
Unpaid Principal Balance (UPB)	$ 29,373,809	$ 34,719,152	$ 36,340,762	$ 35,114,799	$ 39,049,364	$ 43,987,198	$ 46,477,416	$ 51,864,885	$ 49,387,201	$ 55,927,038	$ 45,756,614	$ 53,918,658
Average Loan Size (UPB)	$ 293,738	$ 301,906	$ 330,371	$ 300,126	$ 307,475	$ 325,831	$ 311,929	$ 343,476	$ 382,847	$ 351,742	$ 448,594	$ 341,257
Average Loan Size (UPB , Trailing 12 Months)	$ 300,911	$ 298,655	$ 307,462	$ 306,535	$ 309,970	$ 315,951	$ 311,340	$ 322,178	$ 341,021	$ 347,498	$ 381,665	$ 381,110
Properties Sold - Retail (QTR) (8)												
Unpaid Principal Balance (UPB)	$ 23,035,904	$ 25,215,157	$ 27,194,998	$ 27,319,082	$ 33,272,500	$ 31,775,251	$ 29,408,956	$ 39,354,446	$ 38,697,175	$ 39,728,168	$ 35,742,664	$ 36,359,387
Original "After Repair" Loan to Value	62%	63%	68%	66%	66%	66%	64%	64%	66%	64%	66%	66%
Actual Sale Price	$ 37,289,950	$ 41,543,215	$ 43,384,929	$ 45,324,764	$ 55,015,578	$ 54,539,253	$ 53,952,474	$ 67,413,180	$ 69,474,990	$ 70,478,810	$ 57,053,082	$ 53,799,949
Actual Loan-to-Sales Price (LTV)	62%	61%	63%	60%	60%	58%	55%	58%	56%	56%	63%	68%
Properties Sold (# of Loans)	73	86	84	97	104	97	92	114	92	94	70	85
Refinanced Loans & Wholesaled Properties (QTR) (8)												
Unpaid Principal Balance (UPB)	$ 6,337,905	$ 9,503,995	$ 9,145,764	$ 7,795,717	$ 5,776,864	$ 12,211,947	$ 17,068,460	$ 12,510,440	$ 10,690,026	$ 16,198,870	$ 10,013,950	$ 17,559,271
Loans Refinanced & Wholesaled (# of Loans)	27	29	26	20	24	38	58	37	37	65	32	73

BORROWER CONCENTRATION	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
Portfolio Borrowers	162	160	166	175	183	174	174	159	157	155	163	152
Avg. Loans / Borrower	1.6	1.5	1.5	1.6	1.6	1.8	1.9	1.9	2.1	2.0	2.2	1.8
Avg. % of Portfolio UPB per Borrower	0.6%	0.6%	0.6%	0.6%	0.5%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%	0.7%
Top Borrower (% of UPB)	6.7%	5.2%	3.5%	4.5%	4.4%	5.1%	5.3%	6.4%	4.5%	4.1%	4.1%	5.3%
Top 3 Borrowers (% of UPB)	13.5%	11.7%	9.9%	11.0%	11.4%	12.6%	13.4%	14.1%	10.9%	12.1%	11.4%	12.5%

(6) Undispersed Construction Loan Balance is comprised of construction funds that

(7) Estimated Loan-to-Value assumes all loans are fully funded and improvements to

(8) Prior to 2014, loans that were paid off through a refinance (property not sold) were

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PROJECT TYPE	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
# of Loans												
SFR - Rehab	224	207	226	255	268	291	299	281	297	287	335	257
SFR - New Construction	22	17	15	13	15	22	21	25	26	21	20	18
MFR - Rehab (9)	2	2	2	2	2	2	1	1	1	0	0	0
MFR - New Construction	1	2	2	1	2	2	1	1	0	0	0	0
Commercial	4	3	3	5	5	3	3	2	0	0	0	0
Land Entitlements	0	1	2	0	0	1	0	0	0	0	0	0
% of UPB												
SFR - Rehab	81%	81%	83%	84%	85%	84%	86%	82%	88%	92%	93%	93%
SFR - New Construction	9%	8%	6%	5%	5%	9%	9%	11%	11%	8%	7%	7%
MFR - Rehab	3%	4%	4%	3%	3%	3%	2%	4%	1%	0%	0%	0%
MFR - New Construction	1%	1%	1%	1%	1%	<1%	<1%	<1%	0%	0%	0%	0%
Commerical	6%	6%	5%	6%	6%	3%	3%	3%	0%	0%	0%	0%
Land Entitlements	0%	<1%	<1%	0%	0%	1%	0%	0%	0%	0%	0%	0%

COLLATERAL GEOGRAPHY	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
ARIZONA												
# of Active Loans (EOQ)	4	2	1	2	4	9	8	3	7	5	7	7
% of Total UPB	1%	1%	<1%	1%	1%	3%	2%	1%	2%	2%	2%	3%
# of Paid Off Loans (QTR)	5	4	2	—	2	2	3	5	1	3	—	2
% of Paid Off UPB	4%	3%	1%	—	2%	1%	2%	3%	1%	3%	—	1%
CALIFORNIA												
# of Active Loans	78	75	88	87	80	93	108	91	110	117	118	100
% of Total UPB	47%	49%	50%	49%	42%	43%	49%	46%	51%	51%	48%	50%
# of Paid Off Loans (QTR)	29	37	31	37	39	38	36	44	34	46	35	42
% of Paid Off UPB	40%	43%	43%	43%	46%	38%	34%	42%	38%	47%	49%	42%
COLORADO												
# of Active Loans	15	12	14	16	14	17	21	25	22	25	19	16
% of Total UPB	8%	7%	6%	7%	7%	8%	8%	10%	9%	13%	10%	10%
# of Paid Off Loans (QTR)	3	8	5	7	7	2	6	8	7	5	7	9
% of Paid Off UPB	9%	10%	8%	7%	6%	3%	8%	6%	7%	4%	10%	11%
D.C - Washington												
# of Active Loans	—	—	—	1	1	—	—	—	1	2	2	2
% of Total UPB	—	—	—	<1%	<1%	—	—	—	<1%	<1%	<1%	1%
# of Paid Off Loans (QTR)	—	—	—	—	—	1	—	—	—	—	—	—
% of Paid Off UPB	—	—	—	—	—	1%	—	—	—	—	—	—
FLORIDA												
# of Active Loans	1	—	1	3	4	7	10	7	10	6	12	9
% of Total UPB	<1%	—	<1%	1%	<1%	1%	1%	1%	1%	1%	2%	1%
# of Paid Off Loans (QTR)	2	1	1	—	4	3	4	7	2	7	2	5
% of Paid Off UPB	2%	1%	1%	—	2%	1%	2%	2%	1%	3%	1%	2%
GEORGIA												
# of Active Loans	4	4	4	3	10	5	13	15	11	11	13	5
% of Total UPB	1%	1%	1%	<1%	1%	<1%	2%	2%	2%	2%	2%	1%
# of Paid Off Loans (QTR)	5	1	1	4	1	8	1	7	8	6	3	9
% of Paid Off UPB	2%	<1%	<1%	1%	<1%	3%	<1%	2%	3%	2%	2%	3%

(9) Multi family residential is defined as consisting of 5 or more residential units. Prior to Q2:2018 multi-family loans included any projects with 2 or more units.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

COLLATERAL GEOGRAPHY	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22
ILLINOIS												
# of Active Loans	4	3	2	2	6	6	2	—	—	—	—	—
% of Total UPB	1%	1%	<1%	<1%	1%	1%	<1%	—	—	—	—	—
# of Paid Off Loans (QTR)	—	1	2	—	—	—	4	2	—	—	—	—
% of Paid Off UPB	—	1%	1%	—	—	—	1%	1%	—	—	—	—
INDIANA												
# of Active Loans	9	7	3	1	—	3	4	2	3	1	3	4
% of Total UPB	1%	1%	<1%	<1%	—	<1%	1%	<1%	<1%	<1%	<1%	1%
# of Paid Off Loans (QTR)	5	2	4	2	1	—	1	2	1	2	—	—
% of Paid Off UPB	2%	1%	2%	1%	<1%	—	<1%	1%	1%	1%	—	—
MARYLAND												
# of Active Loans (EOQ)	4	3	4	9	12	13	14	10	11	24	40	19
% of Total UPB	1%	1%	1%	1%	2%	2%	2%	1%	2%	4%	5%	4%
# of Paid Off Loans (QTR)	—	1	3	2	2	7	5	10	5	5	10	32
% of Paid Off UPB	—	1%	2%	1%	1%	3%	3%	4%	3%	3%	5%	11%
MISSOURI												
# of Active Loans	1	2	4	8	11	19	18	30	34	14	24	13
% of Total UPB	<1%	<1%	<1%	1%	1%	2%	2%	3%	3%	1%	2%	1%
# of Paid Off Loans (QTR)	2	—	—	3	—	1	11	2	5	25	1	15
% of Paid Off UPB	1%	—	—	1%	—	<1%	3%	1%	2%	5%	1%	4%
NORTH CAROLINA												
# of Active Loans	2	9	9	7	6	3	3	1	2	3	5	6
% of Total UPB	<1%	1%	1%	1%	1%	<1%	<1%	<1%	<1%	<1%	1%	1%
# of Paid Off Loans (QTR)	2	1	4	7	3	5	1	2	—	—	1	3
% of Paid Off UPB	<1%	<1%	1%	3%	1%	2%	<1%	1%	—	—	<1%	1%
OREGON												
# of Active Loans	58	48	41	42	50	48	42	37	33	28	30	31
% of Total UPB	21%	20%	17%	16%	18%	14%	12%	10%	8%	7%	8%	10%
# of Paid Off Loans (QTR)	23	26	25	23	17	19	22	19	16	12	14	5
% of Paid Off UPB	26%	22%	22%	21%	14%	14%	15%	14%	10%	7%	9%	4%
TENNESSEE												
# of Active Loans	3	1	1	1	1	—	—	—	1	1	1	1
% of Total UPB	1%	<1%	<1%	<1%	<1%	—	—	—	<1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	1	2	—	—	—	1	—	—	—	—	—	—
% of Paid Off UPB	1%	1%	—	—	—	1%	—	—	—	—	—	—
TEXAS												
# of Active Loans	17	18	30	33	47	59	45	45	42	51	49	32
% of Total UPB	3%	4%	8%	7%	12%	13%	11%	13%	12%	14%	12%	10%
# of Paid Off Loans (QTR)	6	10	13	21	19	23	36	28	30	23	19	23
% of Paid Off UPB	4%	4%	6%	15%	11%	14%	18%	15%	24%	13%	16%	14%
UTAH												
# of Active Loans	6	6	12	20	15	11	14	22	20	9	22	18
% of Total UPB	2%	2%	3%	5%	3%	2%	3%	5%	4%	2%	5%	5%
# of Paid Off Loans (QTR)	2	4	2	2	13	13	11	6	9	15	5	13
% of Paid Off UPB	1%	4%	1%	1%	7%	7%	5%	3%	5%	7%	3%	7%
VIRGINIA												
# of Active Loans	7	6	6	5	4	2	2	1	1	—	—	1
% of Total UPB	1%	1%	1%	<1%	<1%	<1%	<1%	<1%	<1%	—	—	<1%
# of Paid Off Loans (QTR)	3	2	—	1	2	2	—	1	—	1	—	—
% of Paid Off UPB	<1%	1%	—	<1%	1%	<1%	—	<1%	—	<1%	—	—
WASHINGTON												
# of Active Loans	38	34	29	35	27	26	21	21	16	11	10	11
% of Total UPB	12%	12%	10%	10%	9%	8%	5%	6%	6%	4%	3%	4%
# of Paid Off Loans (QTR)	8	14	16	8	16	10	9	8	11	9	5	—
% of Paid Off UPB	5%	8%	9%	5%	9%	7%	9%	5%	6%	8%	5%	—

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.